Exhibit 10.8

FORM OF

INDEMNIFICATION AGREEMENT

AGREEMENT effective as of [DATE] (the “Effective Date”), between VMware, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available; and

WHEREAS, the Indemnitee is a director or officer of the Company; and

WHEREAS, basic protection against undue risk of personal liability of directors and officers heretofore has been proved through insurance coverage providing reasonable protection at reasonable cost, and the Indemnitee has relied on the availability of such coverage, but as a result of substantial changes in the marketplace for such insurance it has become increasingly more difficult to obtain such insurance on terms providing reasonable protection at reasonable cost; and

WHEREAS, the current Bylaws and Amended and Restated Certificate of Incorporation of the Company (collectively, the “Charter Documents”) require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law and the Indemnitee has been serving and continues to serve as a director and/or officer of the Company in part in reliance on such Charter Documents; and

WHEREAS, the current difficulty in obtaining adequate director and officer liability insurance coverage at a reasonable cost and uncertainties as to the availability of indemnification created by recent court decisions have increased the risk that the Company will be unable to retain and attract as directors and officers the most capable persons available; and

WHEREAS, the Board of Directors of the Company has determined that the inability of the Company to retain and attract as directors and officers the most capable persons would be detrimental to the interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage will be available in the future; and

WHEREAS, in recognition of the Indemnitee’s need for substantial protection against personal liability in order to enhance the Indemnitee’s continued service to the Company in an effective manner, the increasing difficulty in obtaining satisfactory director and officer liability insurance coverage, and the Indemnitee’s reliance on the Company’s Charter Documents, and in part to provide the Indemnitee with specific contractual assurance that the protection promised by such Charter Documents will be available to the Indemnitee (regardless of, among other things, any amendment to or revocation of such Charter Documents or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for indemnification of and the advancing of expenses to the Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of the Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises and of the Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Basic Indemnification Arrangement.

(a) In accordance with the provisions of the DGCL, the Company shall, to the extent legally permissible, indemnify the Indemnitee against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), in which the Indemnitee may be involved or with which the Indemnitee was, is or is threatened to be made, while in office or thereafter, a defendant or respondent by reason of the Indemnitee being or having been an officer or director of the Company.

(b) If so requested by the Indemnitee, the Company shall advance (within five business days of such request) any and all expenses, including attorneys’ fees or other costs, paid or incurred by the Indemnitee in connection with the defense or settlement of any such action, suit or other proceeding (“Expenses”), to the Indemnitee (an “Expense Advance”). The Company shall, in accordance with such request (but without duplication), either (i) pay such Expenses on behalf of the Indemnitee, or (ii) reimburse the Indemnitee for such Expenses. The Indemnitee’s right to an Expense Advance is absolute and shall not be subject to any prior determination by the Company, the Company’s Board of Directors, or any other appropriate person or body (including legal counsel) (each, a “Reviewing Party”), that the Indemnitee has satisfied any applicable standard of conduct for indemnification.

(c) Notwithstanding anything in this Agreement to the contrary, the Indemnitee shall not be entitled to indemnification or advancement of Expenses pursuant to this Agreement in connection with any threatened, pending or completed action, suit or proceeding initiated by the Indemnitee unless (i) the Company has joined in or Company’s Board of Directors has authorized or consented to the initiation of such threatened, pending or completed action, suit or proceeding or (ii) the threatened, pending or completed action, suit or proceeding is one to enforce the Indemnitee’s rights under this Agreement.

(d) Notwithstanding the foregoing, (i) the indemnification obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party shall not have determined that the Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 1(b)

shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that the Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by the Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by the Indemnitee shall be deemed to satisfy any requirement that the Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that the Indemnitee is not entitled to indemnification under applicable law); provided, however, that if the Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that the Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). The Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free. If there has been no determination by the Reviewing Party within thirty days after written demand is presented to the Company or if the Reviewing Party determines that the Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, the Indemnitee shall have the right to commence litigation in any court in the States of California or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitee.

2. Other Expenses. The Company shall be liable to and shall pay the Indemnitee for any and all expenses (including attorneys’ fees) which are incurred by the Indemnitee in connection with any action brought by the Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or Charter Documents now or hereafter in effect relating to indemnification and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be. If requested by the Indemnitee, the Company shall promptly advance (but in no event more than five business days after receiving such request) any such expenses to the Indemnitee.

3. Partial Indemnity, Etc. If the Indemnitee is entitled under any provision of this Agreement to indemnification or payment by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify or pay the Indemnitee for the portion thereof to which the Indemnitee is entitled.

4. Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder the Reviewing Party or court shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled.

5. No Other Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that the Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by the Indemnitee to secure a judicial determination that the Indemnitee should be indemnified under applicable law shall be a defense to the Indemnitee’s claim or create a presumption that the Indemnitee has not met any particular standard of conduct or did not have any particular belief.

6. Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under the Company’s Charter Documents or the General Corporation Law of the State of Delaware or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Charter Documents or this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

7. Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

8. Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

10. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, provision of a Charter Document or otherwise) of the amounts otherwise indemnifiable hereunder.

11. Notice. All notices, requests, consents or other communications under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by overnight prepaid courier, or by facsimile (receipt confirmed) to:

if to the Company:	VMware, Inc. 3145 Porter Drive Palo Alto, CA 94304 Attention: Office of the General Counsel Facsimile: 650-475-5005

if to the Indemnitee:	[NAME ADDRESS]

All such notices, requests, consents and other communications shall be deemed to have been duly delivered and received three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivery by hand or by facsimile transmission.

12. Binding Effect, Etc. This Agreement shall be effective as of the Effective Date and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

13. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

VMWARE, INC.

By:
Name: Title:

[NAME]

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